Exhibit 10.1

LETTER OF CREDIT FACILITY

AMONG

CASH AMERICA INTERNATIONAL, INC.,

AS THE BORROWER,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

AND

L/C ISSUER

AND

THE OTHER LENDERS PARTY HERETO

DATED AS OF JUNE 30, 2008

i

5.12	ERISA Compliance	36
5.13	Subsidiaries	36
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	36
5.15	No Financing of Corporate Takeovers	37
5.16	Insider	37
5.17	Disclosure	37
5.18	Intellectual Property; Licenses, Etc.	37
5.19	Businesses	37
5.20	Common Enterprise	37
5.21	Solvent	38

ARTICLE VI. COVENANTS

ARTICLE VII. INTENTIONALLY OMITTED

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	38
8.02	Remedies Upon Event of Default	41
8.03	Application of Proceeds	41

ARTICLE IX. ADMINISTRATIVE AGENT

9.01	Appointment and Authorization of Administrative Agent	42
9.02	Delegation of Duties	43
9.03	Liability of Administrative Agent	43
9.04	Reliance by Administrative Agent	43
9.05	Notice of Default	44
9.06	Credit Decision; Disclosure of Information by Administrative Agent	44
9.07	INDEMNIFICATION OF ADMINISTRATIVE AGENT	45
9.08	Administrative Agent in its Individual Capacity	45
9.09	Successor Administrative Agent	46
9.10	Guaranty Matters	46
9.11	Administrative Agent May File Proofs of Claim	47
9.12	Related Obligations	47
9.13	Other Agents; Arrangers and Managers	48

ARTICLE X. MISCELLANEOUS

10.01	Amendments, Etc.	48
10.02	Notices and Other Communications; Facsimile Copies	49
10.03	No Waiver; Cumulative Remedies	51
10.04	Attorney Costs, Expenses and Taxes	51
10.05	INDEMNIFICATION BY THE BORROWER	51
10.06	Payments Set Aside	53
10.07	Successors and Assigns	53
10.08	Confidentiality	56
10.09	Set-off	56
10.10	Interest Rate Limitation	57
10.11	Counterparts	57

10.12	Integration	57
10.13	Survival of Representations and Warranties	57
10.14	Severability	58
10.15	Foreign Lenders	58
10.16	Removal and Replacement of Lenders	59
10.17	Exceptions to Covenants	59
10.18	Governing Law	59
10.19	Waiver of Right to Trial by Jury	60
10.20	USA Patriot Act Notice	60
10.21	Entire Agreement	61

SIGNATURES		S-1

SCHEDULES

1.01	Subsidiary Groups (for Definitions)
2.01	Commitments and Pro Rata Shares
5.13	Investments
10.02	Domestic Lending Offices, Addresses for Notices

EXHIBITS

Form of

A	Assignment and Acceptance
B	Guaranty
C	Officer’s Certificate

LETTER OF CREDIT FACILITY

This LETTER OF CREDIT FACILITY (“Agreement”) is entered into as of June 30, 2008, among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer.

The Borrower has requested that the L/C Issuer and the Lenders provide a standby letter of credit facility, and the L/C Issuer and Lenders are willing to do so on and subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning set forth in Section 10.20 hereof.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the Voting Shares (on a fully diluted basis) of such Person; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliated IRP Agreement” means an Interest Rate Protection Agreement entered into between the Borrower and a Lender or an Affiliate of a Lender, provided that such Lender was a Lender hereunder at the time such Interest Rate Protection Agreement was entered into.

“Agent Fee Letter” has the meaning specified in Section 2.06(b) hereof.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the aggregate amount of Commitments of the Lenders, which initially shall be $11,000,000, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Agreement” means this Letter of Credit Facility.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party and (b) in respect of contracts made or performed in the State of Texas, “Applicable Law” shall also mean the laws of the United States of America, including, without limitation the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas.

“Applicable Rate” means the following percentages per annum:

Pricing Level	Leverage Ratio	Applicable Rate for Base Rate Loans	Applicable Rate for L/C Fee	Applicable Rate for Commitment Fee
1	Less than 1.00 to 1	0.00	0.875	0.25
2	Greater than or equal to 1.00 to 1 but less than 1.50 to 1	0.00	1.125	0.25
3	Greater than or equal to 1.50 to 1 but less than 2.00 to 1	0.00	1.375	0.25
4	Greater than or equal to 2.00 to 1 but less than 2.50 to 1	0.00	1.625	0.30
5	Greater than or equal to 2.50 to 1	0.00	1.875	0.30

The Applicable Rate shall be adjusted on each Adjustment Date as tested by using the Leverage Ratio set forth on the Compliance Certificate delivered pursuant to the Incorporated Agreement on each Adjustment Date. If the financial statements required pursuant to Section 6.01 of the Incorporated Agreement and the related Compliance Certificate required pursuant to Section 6.02(a) of the Incorporated Agreement are not received by the Administrative Agent by the date required, the Applicable Rate shall be determined using Pricing Level 5 until such time as such financial statements and Compliance Certificate are received. Notwithstanding the foregoing, the Applicable Rate in effect from and after the Closing Date through the date on which another Pricing Level would otherwise be in effect based on the receipt of the Borrower’s Compliance Certificate for the period ending June 30, 2008, shall be Level 2.

“Approved Fund” has the meaning specified in Section 10.07(g) hereof.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year of the Borrower.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate in effect for such day. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date, in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (a) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Capital Stock” means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any right to subscribe for or otherwise acquire any such equity interests.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo.

“Change of Control” means, with respect to any Person, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the first date all the conditions precedent in Section 4.01 hereof are satisfied or waived in accordance with Section 4.01 hereof (or, in the case of Section 4.01(b) hereof, waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement.

“Communications” has the meaning specified in Section 10.02(c) hereof.

“Compensation Period” has the meaning specified in Section 2.09(d)(ii) hereof.

“Consolidated Subsidiaries” means, all Subsidiaries of the Borrower which are included in the consolidated financial statements of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, on any date, the amount of Dollars into which an amount of applicable foreign currency may be converted on such date.

“Domestic Subsidiary” means any Subsidiary of the Borrower other than a Foreign Subsidiary.

“Eligible Assignee” has the meaning specified in Section 10.07(g) hereof.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Evergreen Letter of Credit” has the meaning specified in Section 2.01(b)(iii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” has the meaning specified in Section 10.15 hereof.

“Foreign Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained by a Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means (a) each Subsidiary of the Borrower or any ERISA Affiliate which is organized under the laws of a jurisdiction other than the United States of America or any State thereof, if any, and (b) each Subsidiary of the Borrower or any ERISA Affiliate of which a majority of the revenues, earnings or other total assets (determined on a consolidated basis with its Subsidiaries) are located or derived from operations outside of the United States of America, if any.

“Fund” has the meaning specified in Section 10.07(g) hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a substantial segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders such approval not to be unreasonably withheld and no amendment fee will be payable to the Lenders in connection with such amendment); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, each Domestic Subsidiary.

“Guaranty” means the Guaranty made by one or more of the Guarantors, substantially in the form of Exhibit B.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include (x) the purchase of instruments in respect of Investments otherwise permitted by Section 7.03(a) of the Incorporated Agreement and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Highest Lawful Rate” at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as such ceiling is computed in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at the Administrative Agent’s option after notice to the Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling”, as such ceiling is determined in accordance with Section 303.009 of the Texas Finance Code, as amended, and (b)(i) if the amount outstanding under this Agreement is less than $250,000, twenty-four percent (24%), or (ii) if the amount outstanding under this Agreement is equal to or greater than $250,000, twenty-eight percent (28%) per annum.

“Honor Date” has the meaning specified in Section 2.01(c)(i) hereof.

“Incorporated Agreement” means that certain First Amended and Restated Credit Agreement, dated as of February 24, 2005, among the Borrower, each lender from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, an L/C Issuer and Swing Line Lender, JPMorgan Chase Bank, N.A., as Syndication Agent, and U.S. Bank National Association, KeyBank National Association and Union Bank of California, N.A., as Co-documentation Agents, as amended by that certain First Amendment to First Amended and Restated Credit Agreement, dated as of March 16, 2007, that certain Commitment Increase Agreement, dated as of February 29, 2008, and that certain Second Amendment to First Amended and Restated Credit Agreement, dated as of June 30, 2008. Unless otherwise specified herein, all references to the Incorporated Agreement shall mean the Incorporated Agreement as in effect on the date hereof, without giving effect to any amendment, supplement or other modification thereto or thereof after the date hereof.

“Increase Effective Date” has the meaning specified in Section 2.11(d) hereof.

“Indebtedness” means, as to any Person at a particular time, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Interest Rate Protection Agreement in an amount equal to (i) if such Interest Rate Protection Agreement has been closed out, the unpaid Termination Value thereof, or (ii) if such Interest Rate Protection Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreement;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

(f) Capital Lease and Synthetic Lease Obligations;

(g) any Redeemable Stock of such Person;

(h) any Receivables Facility Attributed Indebtedness; and

(i) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions reasonably acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 10.05 hereof.

“Indemnitees” has the meaning set forth in Section 10.05 hereof.

“Information” has the meaning set forth in Section 10.08 hereof.

“Interest Payment Date” means each Quarterly Date and the Maturity Date.

“Interest Rate Protection Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, any cancellations, buy backs, reversals, terminations or assignments of any of the foregoing, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Interest Rate Protection Obligations” means any and all obligations of the Borrower to any Lender or an Affiliate of a Lender under any Affiliated IRP Agreement.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution (including a contribution of property) to, Guaranty Obligation with respect to the debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Fee” has the meaning set forth in Section 2.01(i).

“L/C Issuer” means Wells Fargo in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothecation, assignment as security for Indebtedness, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Litigation” means any proceeding, claim, lawsuit, arbitration, and/or investigation by or before any Governmental Authority, including, without limitation, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, tax or other Law, or under or pursuant to any contract, agreement or other instrument.

“Loan Documents” means this Agreement, the Agent Fee Letter, each Guaranty, each Letter of Credit Application, each Compliance Certificate, and any other agreement executed, delivered or performable by any Loan Party in connection herewith or as security for the Obligations.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means any act or circumstance or event which (a) causes an Event of Default or causes a Default which could reasonably be expected to become an Event of Default, (b) otherwise is material and adverse to the consolidated financial condition or business operations of the Borrower and its Subsidiaries and which could reasonably be expected to result in a Default or an Event of Default, (c) in any manner whatsoever materially and adversely affects the validity or enforceability of any of the Loan Documents in a manner that impairs the ability of the Lenders to exercise their remedies under this Agreement or (d) impairs the ability of the Borrower or any of its Subsidiaries to perform its obligations under any of the Loan Documents to which it is a party.

“Maturity Date” means (a) December 30, 2009, or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Non-renewal Notice Date” has the meaning specified in Section 2.01(b)(iii) hereof.

“Note Agreements” means, collectively, (a) that certain Note Agreement dated as of August 12, 2002, entered into by and between the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 7.15 of the Incorporated Agreement; (b) that certain Note Agreement dated as of December 28, 2005, entered into by and between the Borrower and the “Purchasers”

named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 7.15 of the Incorporated Agreement; and (c) that certain Note Agreement dated as of December 19, 2006, entered into by and between the Borrower and the “Purchasers” named therein, as amended to the date of this Agreement and such other further amendments not otherwise prohibited by Section 7.15 of the Incorporated Agreement.

“Notice” has the meaning set forth in Section 10.02(c) hereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. Without limiting the generality of the foregoing, “Obligations” includes all amounts which would be owed by any Loan Party or any other Person (other than Administrative Agent or Lenders) to Administrative Agent, Lenders or any Affiliate of a Lender under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of any other Loan Party or any other Person under any Debtor Relief Law).

“Officer’s Certificate” means a certificate signed by the chief executive officer of the Borrower substantially in the form of Exhibit C.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Taxes” has the meaning set forth in Section 3.01(b) hereof.

“Outstanding Amount” means (i) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

“Platform” has the meaning set forth in Section 10.02(c) hereof.

“Prime Rate” means, at any time, the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in such rate announced within Wells Fargo shall take effect on the opening of business on the day such change is announced within Wells Fargo.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

“Property” means any investment in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Quarterly Date” means the first Business Day of each January, April, July and October during the term of this Agreement.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction other than a purchase.

“Redeemable Stock” means the portion of any Capital Stock of the Borrower or any of its Subsidiaries which prior to the Maturity Date is or may be (a) unilaterally redeemable (by seeking final or similar payments or otherwise) upon the occurrence of certain events or otherwise; (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Register” has the meaning set forth in Section 10.07(c) hereof.

“Release Date” shall mean the date upon which all Obligations and all Interest Rate Protection Obligations are paid in full and the Commitments are terminated.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, two or more Lenders whose Voting Percentages aggregate more than 50%.

“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate controller, treasurer, vice president of finance or corporate secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans made by each of the Lenders pursuant to Section 2.01(c)(i) hereof.

“Revolving Loan” has the meaning specified in Section 2.01(c)(i) hereof.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value on a going concern basis) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01(a) hereof.

“Teachers” means Teachers Insurance and Annuity Association of America.

“Temporary Cash Investment” means any of the following investments: (a) investments in open market investment grade commercial paper (rated at least A-1 or P-1), maturing within one hundred eighty (180) days after acquisition thereof, (b) investments in marketable obligations, maturing within one hundred eighty (180) days after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America, (c) investments in money market funds that invest solely in the types of investments permitted under clauses (a) and (b) hereof, (d) investments in repurchase agreements of a domestic office of any of the Lenders which are fully secured by securities described in clause (b) hereof, (e) short-term investments in investment grade auction preferred stock, (f) certificates of deposit and time deposits (including eurodollar deposits) maturing within one hundred eighty (180) days from the date of deposit thereof, with a domestic office of any of the Lenders or any bank which is a national bank organized under the laws of the United States of America and (i) having capital, surplus and undivided profits of at least $100,000,000 or (ii) so long as all such deposits are federally insured, and (g) investments, certificates of deposit and time deposits (including eurodollar deposits) of the types described above (but without the grade classification required above) of or with a Lender.

“Termination Value” means, in respect of any one or more Interest Rate Protection Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Protection Agreements, (a) for any date on or after the date such Interest Rate Protection Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Interest Rate Protection Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements (which may include any Lender).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.01(c)(i) hereof.

“Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Revolving Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the Outstanding Amount of all Revolving Loans and L/C Obligations; provided, however, that if any Lender has failed to fund any portion of the Revolving Loans or participations in L/C Obligations required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such failing Lender’s Commitment or the outstanding amount of its Revolving Loans and L/C Advances, as the case may be.

“Voting Shares” of any Person means any class or classes of Capital Stock having ordinary voting power for the election of at least a majority of the members of the Board of Directors (or other governing bodies) of such Person, other than Capital Stock having such power by reason of the happening of a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Except as otherwise provided herein, for the calculation of all covenants and other provisions contained herein, any amounts included in such calculation which are not Dollars shall be calculated according to its Dollar Equivalent on the date of such calculation in accordance with GAAP.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND L/C CREDIT EXTENSIONS

2.01 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01, (1) from time to time on any Business Day during the period from the Closing Date until the 10th day prior to the Maturity Date, to issue Letters of Credit for the account of the Borrower or its Domestic Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Revolving Loans would exceed the Aggregate Commitments or (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.01(b)(iii) hereof, the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C) except as otherwise agreed to by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $500,000; or

(D) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon, Dallas, Texas time, at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or one of its Subsidiaries or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, such date to be at least forty-five (45) days prior to the Letter of Credit Expiration Date of said Letter of Credit. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone, electronic mail or in writing) on or before the Business Day immediately preceding the Non-renewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 hereof is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Promptly after any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. Notice of a drawing shall be deemed to be a notice of the Honor Date. If the Borrower fails to so reimburse the L/C Issuer by 10:00 a.m., Dallas,

Texas time, on the first Business Day after the Honor Date, the Administrative Agent (provided it has been notified of such a failure by the L/C Issuer) shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to have been disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Aggregate Commitments (each such Revolving Borrowing, a “Revolving Loan”). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.01(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including any Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.01(c)(i) hereof make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 12:00 noon, Dallas, Texas time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.01(c)(iii) hereof, each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the conditions set forth in Section 4.02 hereof cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.01(c)(ii) hereof shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.01.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.01(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit issued by the L/C Issuer, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit issued by the L/C Issuer, as contemplated by this Section 2.01(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit issued by the L/C Issuer, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(c) by the time specified in Section 2.01(c)(ii) hereof, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing to the L/C Issuer under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.01(c) hereof, if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.01(c)(i) hereof is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by the L/C Issuer, and to repay each L/C Borrowing and each drawing under a Letter of Credit issued by the L/C Issuer that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Loan Party, other than the L/C Issuer’s gross negligence, bad faith or willful misconduct.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer of such Letter of Credit. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.01(e) hereof; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit issued by the L/C Issuer after the presentation to it by the beneficiary of a sight draft and certificate(s) and documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit issued by the L/C Issuer or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, except in the case of gross negligence, bad faith, or willful misconduct on the part of the L/C Issuer.

(g) Cash Collateral. Upon the occurrence of an Event of Default and demand by the Administrative Agent pursuant to Section 8.02(c) hereof (except in the case of an Event of Default specified in Section 8.01(g) or (h) hereof, without demand or taking of any other action by the Administrative Agent or a Lender) the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount).

(h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “L/C Fee”) for each Letter of Credit on the actual daily maximum amount available to be drawn under each Letter of Credit at a per annum percentage equal to the Applicable Rate for L/C Fee as in effect from time to time. Such L/C Fee shall be due and payable on each Quarterly Date, commencing with the first Quarterly Date to occur after the issuance of such Letter of Credit, and ending on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate for L/C Fee during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate for L/C Fee separately for each period during such quarter that such Applicable Rate for L/C Fee was in effect. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary fronting, issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to standby letters of credit issued by it as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.02 Prepayments. If for any reason the Outstanding Amount of all Revolving Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.03 Reduction or Termination of Aggregate Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Revolving Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments.

(b) Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased except pursuant to Section 2.11.

2.04 Repayment of Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

2.05 Interest.

(a) Subject to the provisions of subsection (b) below, each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (y) the Highest Lawful Rate or (z) the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) Upon the request of the Required Lenders, while any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the lesser of (y) the Highest Lawful Rate or (z) the Default Rate, to the fullest extent permitted by Applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.01:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum Commitment Fee (herein so called) equal to the Applicable Rate for Commitment Fees times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans, and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on each Quarterly Date, commencing with the first Quarterly Date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears and shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Agent Fee Letter. The Borrower shall pay to the Administrative Agent for the Administrative Agent’s own account, the fees in the amounts and at the times specified in the letter agreement, dated June 17, 2008 between the Borrower and Wells Fargo, (the “Agent Fee Letter”). Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.07 Computation of Interest and Fees. Computation of all interest and all fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.08 Evidence of Debt.

(a) The L/C Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the L/C Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Revolving Loans and L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.09 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., Dallas, Texas time, on the date specified herein. The Administrative Agent will promptly, and in any event within the same Business Day, distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Dallas, Texas time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Wells Fargo (as of the Closing Date, such account is number #4761053503) for each payment of principal, interest and fees as it becomes due hereunder.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If, at any time after an Event of Default (but prior to (A) the exercise of remedies provided for in Section 8.02 or (B) the Revolving Loans becoming automatically due and payable and the L/C Obligations becoming automatically required to be cash collateralized as set forth in the proviso to Section 8.02), insufficient funds under this Agreement are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender in respect of this Agreement, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent may make a demand therefore upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable L/C Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

2.10 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Revolving Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09 hereof with respect to such participation) as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.11 Increase in Aggregate Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $7,200,000; provided that (i) any such request for an increase shall be in a minimum amount of $1,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.11, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) of the Incorporated Agreement, and (B) no Default or Event of Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05 hereof) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.11.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office or any other jurisdictions in which the Administrative Agent or such Lender transacts business (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest on the Obligations is paid, such additional amount that such Lender specifies as reasonably necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed, with the computation of such additional amount to be set forth in writing, certified by such Lender, and delivered to the Borrower.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) hereof and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefore.

(e) Each Lender (and the Administrative Agent with respect to payments to the Administrative Agent for its own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, or by virtue of the location of any Lender’s Lending Office) and (ii) otherwise cooperate with the Borrower to minimize amounts payable by the Borrower under this Section 3.01; provided, however, the Lenders and the Administrative Agent shall not be obligated by reason of this Section 3.01(e) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computation or reorder its tax or other affairs or tax or other planning. Subject to the foregoing, to the extent the Borrower pays sums pursuant to this Section 3.01 and the Lender or the Administrative Agent receives a refund of any or all of such sums, such refund shall be applied to reduce any amounts then due and owing under this Agreement or, to the extent that no amounts are due and owing under this Agreement at the time such refunds are received, the party receiving such refund shall promptly pay over all such refunded sums to the Borrower, provided no Default or Event of Default is in existence at such time.

3.02 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Revolving Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 hereof shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction, with the computation of such additional amount to be set forth in writing, certified by such Lender, and delivered to the Borrower. The affected Lender will as soon as practicable notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender with respect to this Agreement as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender, with the computation of such additional amount to be set forth in writing, certified by such Lender, and delivered to the Borrower (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Notwithstanding anything to the contrary in this Section 3.02, the Borrower shall not be liable with respect to any amounts that were incurred or accrued more than (90) days prior to the date of the sending of the notice to the Borrower under subsection (a) or (b) of this Section 3.02, as the case may be.

3.03 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the detailed computation of such amount or amounts shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.02 hereof, the Borrower may remove or replace such Lender in accordance with Section 10.16 hereof.

3.04 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO L/C CREDIT EXTENSIONS

4.01 Conditions of Initial L/C Credit Extension. The obligation of each Lender to make its initial L/C Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (v) or (vi) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(iv) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) hereof have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

(v) opinions of counsel to each Loan Party in form and substance reasonably satisfactory to the Administrative Agent;

(vi) the Officer’s Certificate executed by the chief executive officer of the Borrower; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) All fees under the Agent Fee Letter required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least two days prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

4.02 Conditions to all L/C Credit Extensions. The obligation of the Issuing Bank to make any L/C Credit Extension hereunder (including the initial L/C Credit Extension) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such L/C Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 hereof shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Incorporated Agreement.

(b) No Default or Event of Default shall exist, or would result from such proposed L/C Credit Extension.

(c) After giving effect to any L/C Credit Extension, the aggregate amount of outstanding Indebtedness of the Borrower and its Subsidiaries is permitted under the Note Agreements.

(d) The Administrative Agent and the L/C Issuer shall have received, in the case of the issuance of a Letter of Credit, a Letter of Credit Application (or an amendment thereof, to the extent required in connection with any renewal or increase of a Letter of Credit) in accordance with the requirements hereof.

Each Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) hereof have been satisfied on and as of the date of the applicable L/C Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (including, without limitation, all federal and state registrations required by any anti-money laundering Laws), except in each case referred to in clause (b)(i), (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforcement of remedies to (a) any Debtor Relief Laws and (b) general principles of equity, whether applied by a court of law or equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) individually or collectively, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation which in the Borrower’s reasonable judgment would have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries will be subject to no Liens, other than Permitted Liens (as defined in the Incorporated Agreement).

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with reputable national insurance companies, not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of similar financial condition and strength engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. Each Foreign Plan is in compliance with applicable laws of any applicable foreign jurisdictions, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 1.01 and has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 No Financing of Corporate Takeovers. No proceeds of any L/C Credit Extension will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Exchange Act, including particularly (but without limitation) Sections 13(d) and 14(d) thereof, except as otherwise permitted pursuant to Section 7.03(f) of the Incorporated Agreement.

5.16 Insider. The Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of the Borrower is, an “executive officer”, “director”, or “person who directly or indirectly or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any bank at which Lender maintains a correspondent account.

5.17 Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and at the time at which they were made, not misleading. There is no fact (excluding economic conditions not peculiar to the Borrower or any Subsidiary) known to the Borrower or any of its Subsidiaries and not known to the public generally which materially adversely affects its assets or in the future may reasonably be expected to (so far as the Borrower or any of its Subsidiaries can now foresee) result in a Material Adverse Effect, which has not been disclosed to the Administrative Agent and the Lenders by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date in connection with the transactions contemplated hereby.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.19 Businesses. The Borrower is presently engaged directly or through wholly-owned Subsidiaries in (a) the pawn shop business, (b) the business of cashing checks and conducting related cash dispensing transactions, (c) the business of making and collecting short term consumer loans, (d) the business of offering money order, wire transfer and pre-paid card related services to its customers and (e) other activities related to short term consumer financing and general consumer financial services.

5.20 Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 5.19 hereof as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole.

5.21 Solvent. The Borrower is, and the Borrower and its Subsidiaries are on a consolidated basis, Solvent.

ARTICLE VI.

COVENANTS

So long as any Lender shall have any Commitment hereunder, any Revolving Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall comply with all the covenants and agreements applicable to it contained in Article VI (Affirmative Covenants) and Article VII (Negative Covenants) of the Incorporated Agreement. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(a) all references to “this Agreement” shall be deemed to be references to this Agreement; and

(b) all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively.

All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Any financial statements, certificates or other documents received by the Administrative Agent under the Incorporated Agreement shall be deemed delivered hereunder.

ARTICLE VII.

INTENTIONALLY OMITTED

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) The Borrower fails to pay when due (i) any principal of, or interest on any Revolving Loan or any L/C Obligation or (ii) any fee, expense, reimbursement obligation or any other amount due in connection herewith or with any other Loan Document, and such failure with respect to clause (ii) shall have continued for three (3) Business Days after receipt from the Administrative Agent of notice of such failure on any Revolving Loan or on any L/C Obligation; or

(b) Any representation or warranty made under this Agreement, or any of the other Loan Papers, or in any certificate or statement furnished or made to the Lenders pursuant hereto or in connection herewith or with any Revolving Loan or L/C Obligation hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made; or

(c) The Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Article VI above, subject to any applicable grace period, materiality or dollar threshold, and/or notice requirement set forth in Section 8.01 of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder) but without giving effect to any waiver or amendment of the Incorporated Agreement; or

(d) The Borrower or any Subsidiary shall fail to perform or observe any other term or covenant contained herein or in any of the Loan Documents (other than those specified in subsection (a), or (c) above), on its part to be performed or observed and such failure shall not be remedied within thirty (30) days following the earlier of knowledge thereof by the Borrower or any Subsidiary or written notice by the Administrative Agent to the Borrower; or

(e) (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or any Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Interest Rate Protection Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guaranty Obligation with respect to such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Interest Rate Protection Agreement an Early Termination Date (as defined in such Interest Rate Protection Agreement) resulting from (A) any event of default (or, if such Interest Rate Protection Agreement is a forward gold transaction, any event of default which has not been cured within five (5) days after the occurrence of such event of default) under such Interest Rate Protection Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Interest Rate Protection Agreement) or (B) any Termination Event (as so defined) under such Interest Rate Protection Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $1,000,000; or

(f) Any material portion of any Loan Document shall cease to be legal, valid, binding agreements enforceable against any party executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers or privileges intended to be created hereby; or

(g) The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or

(h) Any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or any Subsidiary, or any proceeding under any Debtor Relief Law relating to the Borrower or any Subsidiary, or to all or any part of its property is instituted without the consent of such Person, and such appointment or proceeding shall remain undismissed and unstayed for a period of 60 consecutive days; or

(i) (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(j) There is entered against the Borrower or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $2,500,000, and such judgment shall not be satisfied, discharged or stayed (with sufficient reserves having been set aside by the Borrower or such Subsidiary to pay such judgment) at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment; or

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000 or (iii) any Foreign Plan shall be terminated or the Borrower or any Foreign Subsidiary shall become obligated to pay any obligation with respect to any Foreign Plan which in either case could reasonably be expected to have a Material Adverse Effect; or

(l) A Change of Control of the Borrower shall have occurred; or

(m) There shall occur any event which, in the reasonable opinion of the Required Lenders, will have a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a) declare the commitment of each Lender to make Revolving Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections (g) or (h) of Section 8.01 hereof, the obligation of each Lender to make Revolving Loans and any obligation of a L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Proceeds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and L/C Borrowings in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of any applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of Interest Rate Protection Obligations, ratably among the Guarantied Parties (as defined in the Guaranty) in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel (including counsel to any Loan Party) and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), PRO RATA, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF SUCH AGENT-RELATED PERSON); PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE REQUIRED LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE ADMINISTRATIVE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE AGGREGATE COMMITMENTS, THE PAYMENT OF ALL OBLIGATIONS HEREUNDER AND THE RESIGNATION OR REPLACEMENT OF THE ADMINISTRATIVE AGENT. THE FOREGOING INDEMNITY SHALL APPLY TO THE NEGLIGENCE OF THE AGENT-RELATED PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT-RELATED PERSON).

9.08 Administrative Agent in its Individual Capacity. The Administrative Agent, acting in any capacity other than pursuant to this Agreement, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not the Administrative Agent or one of the L/C Issuers hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent, acting in any capacity other than pursuant to this Agreement, or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Revolving Loans, the Administrative Agent, acting in its capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuers and the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent (i) may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower and (ii) if the Administrative Agent, acting in its capacity as a Lender, assigns all of its Commitment and Revolving Loans pursuant to Section 10.07(b), shall resign upon receiving a written request therefor from the Borrower, with such resignation to be effectuated by the Administrative Agent sending 30 days advance notice of such resignation to the Borrower and the Lenders, such resignation notice to be delivered by the Administrative Agent to the Borrower and the Lenders upon the Administrative Agent’s receipt of the above-described written notice from the Borrower requesting such resignation. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Any resignation by an Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.01(i) and (j) and 10.04) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04 hereof.

9.12 Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement and the Guaranty shall extend to and be available in respect of any obligation arising under any Affiliated IRP Agreement or that is otherwise owed to Persons other than the Administrative Agent and the Lenders pursuant to the Loan Documents or the Affiliated IRP Agreements (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and the Lenders, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty on behalf and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; (b) all matters, acts and omissions relating in any manner to the Guaranty shall be governed solely by the provisions of this Agreement and the Guaranty and no separate Lien, right, power or remedy shall arise or exist in favor of any Guarantied Party (as defined in the Guaranty) under any separate instrument or agreement or in respect of any Related Obligation; (c) each Guarantied Party shall be bound by all actions taken or omitted, in accordance with the terms of this Agreement and the Guaranty, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Commitment and its own interest in the Revolving Loans, L/C Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Guarantied Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is otherwise affected or put in jeopardy thereby; (d) no holder of Related Obligations and no other Guarantied Party (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted under this Agreement or the other Loan Documents; and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right, except as expressly provided in Section 10.09 hereof.

9.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger, “ “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Article VI above and any waiver of Section 8.01(c) above) or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 hereof) or subject the Lenders to any additional obligations, without the written consent of such Lender;

(b) postpone any scheduled date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or waive any Event of Default occurring pursuant to Section 8.01(a) hereof, without the written consent of each Lender directly affected thereby;

(c) reduce or subordinate the principal of, or the rate of interest specified herein on, any Revolving Loan or L/C Borrowing, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, that would result in a reduction of any interest rate on any Revolving Loan or fee payable hereunder, without the written consent of each Lender directly affected thereby;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Revolving Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

(e) change the Pro Rata Share or Voting Percentage of any Lender, without the written consent of each Lender;

(f) amend this Section, or any provision herein providing for consent or other action by all the Lenders, without the written consent of each Lender; or

(g) release any Guarantor from any Guaranty or subordinate any obligation of any Guarantor under any Guaranty, except as otherwise provided in Section 9.10 hereof, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent Fee Letter may not be amended, or rights or privileges thereunder waived, except in a writing executed by the parties to such Agent Fee Letter. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Revolving Loans or participations in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent, the L/C Issuer, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by certified mail, three Business Days after deposit in the mails, postage prepaid for certified delivery with return receipt requested; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Other Communications. Notwithstanding anything in this Section 10.02 or elsewhere in this Agreement to the contrary, the Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The

Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic or electronically mailed notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (c) to pay or reimburse each Lender for all reasonable costs and expenses incurred after an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the reasonable cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all the other Obligations.

10.05 INDEMNIFICATION BY THE BORROWER.

(a) WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER AGREES TO INDEMNIFY, SAVE AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH LENDER AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST: (a) ANY AND ALL CLAIMS, DEMANDS, ACTIONS OR CAUSES OF ACTION THAT MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF

THE OBLIGATIONS AND THE RESIGNATION OR REMOVAL OF THE ADMINISTRATIVE AGENT OR THE REPLACEMENT OF ANY LENDER) BE ASSERTED OR IMPOSED AGAINST ANY INDEMNITEE, ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (1) THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (2) ANY VIOLATION BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY AFFILIATES OF ANY LAWS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, OR ANY ENVIRONMENTAL CLAIM AGAINST ANY INDEMNITEE, (3) ANY FAILURE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH ANY COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (4) ANY MISREPRESENTATION BY THE BORROWER OR ITS SUBSIDIARIES UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR (5) THE USE OR CONTEMPLATED USE OF THE PROCEEDS OF ANY L/C CREDIT EXTENSION; (b) ANY ADMINISTRATIVE OR INVESTIGATIVE PROCEEDING BY ANY GOVERNMENTAL AUTHORITY ARISING OUT OF OR RELATED TO A CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DESCRIBED IN SUBSECTION (a) ABOVE; AND (c) ANY AND ALL LIABILITIES (INCLUDING LIABILITIES UNDER INDEMNITIES), LOSSES, COSTS OR EXPENSES (INCLUDING ATTORNEY COSTS) THAT ANY INDEMNITEE SUFFERS OR INCURS AS A RESULT OF THE ASSERTION OF ANY FOREGOING CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING, OR AS A RESULT OF THE PREPARATION OF ANY DEFENSE IN CONNECTION WITH ANY FOREGOING CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING, IN ALL CASES, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE, AND, WHETHER OR NOT AN INDEMNITEE IS A PARTY TO SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT NO INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FOR (i) ANY CLAIM CAUSED BY ITS OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (ii) FOR ANY LOSS ASSERTED AGAINST IT BY ANOTHER INDEMNITEE. THE FOREGOING INDEMNITY SHALL APPLY TO THE NEGLIGENCE OF THE INDEMNITEE (BUT NOT THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THE INDEMNITEE). THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THE AGGREGATE COMMITMENTS AND REPAYMENT OF ALL THE OTHER OBLIGATIONS.

(b) EACH INDEMNITEE AGREES WITH RESPECT TO ANY ACTION AGAINST IT IN RESPECT OF WHICH INDEMNITY MAY BE SOUGHT UNDER THIS SECTION 10.05, THAT SUCH INDEMNITEE WILL GIVE WRITTEN NOTICE OF THE COMMENCEMENT OF SUCH ACTION TO THE BORROWER WITHIN A REASONABLE TIME AFTER SUCH INDEMNITEE IS MADE A PARTY TO SUCH ACTION. UPON RECEIPT OF ANY SUCH NOTICE BY THE BORROWER, THE BORROWER, UNLESS SUCH INDEMNITEE SHALL BE ADVISED BY ITS COUNSEL THAT THERE ARE OR MAY BE LEGAL DEFENSES AVAILABLE TO SUCH INDEMNITEE THAT ARE DIFFERENT FROM, IN ADDITION TO, OR IN CONFLICT WITH, THE DEFENSES AVAILABLE TO THE BORROWER, MAY PARTICIPATE WITH THE INDEMNITEE IN

THE DEFENSE OF SUCH INDEMNIFIED MATTER, INCLUDING THE EMPLOYMENT OF COUNSEL CONSENTED TO BY SUCH INDEMNITEE (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD); PROVIDED, HOWEVER, NOTHING PROVIDED HEREIN SHALL (i) ENTITLE THE BORROWER TO ASSUME THE DEFENSE OF SUCH INDEMNIFIED MATTER OR (ii) REQUIRE THE CONSENT OF THE BORROWER FOR ANY SETTLEMENT OR ACTION IN RESPECT OF SUCH INDEMNIFIED MATTER, ALTHOUGH EACH INDEMNITEE AGREES TO CONFER AND CONSULT WITH THE BORROWER BEFORE MAKING ANY SETTLEMENT OF SUCH INDEMNIFIED MATTER.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $2,000,000 (or such lesser amount if in the remaining amount of the assigning Lender’s Commitment) unless each of the

Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Commitments assigned, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided no such fee shall be required for an assignment to an Affiliate of a Lender) and (iv) in the case of an assignment to an Affiliate of a Lender or to an Approved Fund, the assigning Lender shall ensure that all of the Borrower’s dealings with the assignee shall be conducted through the same Lender. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07 (which accrued to such Lender prior to such assignment), 10.04 and 10.05 hereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Revolving Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from the Guaranty except as permitted under Section 9.10. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 hereof as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 hereof as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.02 or 3.04 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 hereof as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, without the requirement for notice to or consent of any Person or the payment of any fee; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent, the L/C Issuer and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent, acting in its capacity as a Lender, assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may, and shall if requested by the Borrower, upon 30 days’ notice to the Borrower and the Lenders, resign as the L/C Issuer. The resigning L/C Issuer shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.01(c) hereof); provided that a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such resignation or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential) with respect to the monitoring and administration of this Agreement or any other Loan Documents; (b) to the extent required by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) only to the extent required, to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of disclosure as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligations to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential Information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other

Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional, final or otherwise) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

10.12 Integration. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Revolving Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.16 Removal and Replacement of Lenders.

(a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitments or (ii) replace such Lender by causing such Lender to assign its Commitments (without payment of any assignment fee) pursuant to Section 10.07(b) hereof to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.03(b) hereof, it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.02 hereof. In such event, the Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment, (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as each may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitments and outstanding L/C Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) In order to make all the Lenders’ interests in any outstanding L/C Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Loans of all Lenders. The Borrower may then request Revolving Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c) This Section shall supersede any provision in Section 10.01 hereof to the contrary.

10.17 Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

10.18 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) The parties hereto agree that Chapter 346 (other than 346.004) of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to Revolving Loans under this Agreement.

(c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information required by the Act or any regulation promulgated pursuant to the Act that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act

10.21 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ David J. Clay
David J. Clay
Senior Vice President - Finance

Signature Page to Letter of Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Jeffrey D. Bundy
Name: Jeffrey D. Bundy
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer and a Lender

By:	/s/ Jeffrey D. Bundy
Name: Jeffrey D. Bundy
Title: Vice President

Signature Page to Letter of Credit Facility

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jennifer Baggs
Name: Jennifer Baggs
Title: Vice President

Signature Page to Letter of Credit Facility

TEXAS CAPITAL BANK, N.A., as a Lender

By:	/s/ Barry Kromann
Name: Barry Kromann
Title: Executive Vice President

Signature Page to Letter of Credit Facility

BANK OF TEXAS, N.A., as a Lender

By:	/s/ Alan Morris
Name: Alan Morris
Title: Vice President

Signature Page to Letter of Credit Facility

SCHEDULE 1.01

Cash America International, Inc.

a Texas corporation

Subsidiary/Affiliate	Jurisdiction of Incorporation	Qualified to do Business

Bronco Pawn & Gun, Inc.	Oklahoma

Cash America Advance, Inc.	Delaware	Arizona California Texas

Cash America Financial Services, Inc.	Delaware	Tennessee Indiana Kentucky Missouri North Carolina Utah Texas Oklahoma Louisiana Illinois Alabama Florida Michigan California Georgia

Cash America Franchising, Inc.	Delaware	Texas

Cash America Holding, Inc. Sole General Partner of Cash America Pawn L.P. and Sole General Partner of Cash America Management L.P.	Delaware	Texas

Cash America, Inc. Limited partner of Cash America Pawn L.P. and Limited Partner of Cash America Management L.P.	Delaware

Cash America, Inc. of Alabama	Alabama

Cash America, Inc. of Alaska	Alaska

Cash America, Inc. of Colorado	Colorado

Cash America, Inc. of Illinois	Illinois

Cash America, Inc. of Indiana	Indiana

Schedule 1.01 - 1

Subsidiary/Affiliate	Jurisdiction of Incorporation	Qualified to do Business

Cash America, Inc. of Kentucky	Kentucky

Cash America, Inc. of Louisiana	Delaware	Louisiana

Cash America, Inc. of Nevada	Nevada	Arizona California Washington

Cash America, Inc. of North Carolina	North Carolina	Nevada

Cash America, Inc. of Oklahoma	Oklahoma

Cash America, Inc. of South Carolina	South Carolina

Cash America, Inc. of Tennessee	Tennessee

Cash America, Inc. of Utah	Utah

Cash America, Inc. of Virginia	Virginia

Cash America Management L.P.	Delaware	Texas

Cash America of Missouri, Inc.	Missouri

Cash America Pawn, Inc. of Ohio	Ohio

Cash America Pawn L.P.	Delaware	Texas

Cashland Financial Services, Inc.	Delaware	Kentucky Ohio Michigan Indiana Illinois Colorado

Doc Holliday’s Pawnbrokers & Jewellers, Inc.	Delaware

Express Cash International Corporation	Delaware

Florida Cash America, Inc.	Florida

Gamecock Pawn & Gun, Inc.	South Carolina

Georgia Cash America, Inc.	Georgia

Hornet Pawn & Gun, Inc.	North Carolina

Longhorn Pawn and Gun, Inc.	Texas

Mr. Payroll Corporation	Delaware	Texas

Ohio Neighborhood Finance, Inc.	Delaware	Ohio

RATI Holding, Inc.	Texas	Oklahoma

Tiger Pawn & Gun, Inc.	Tennessee

Schedule 1.01 - 2

Subsidiary/Affiliate	Jurisdiction of Incorporation	Qualified to do Business

Uptown City Pawners, Inc.	Illinois

Vincent’s Jewelers and Loan, Inc.	Missouri

Cash America Net Canada, Inc.	New Brunswick, Canada

Cash America Net Holdings, LLC	Delaware	Illinois

Cash America Net of Alabama, LLC	Delaware	Alabama Illinois

Cash America Net of Alaska, LLC	Delaware	Alaska Illinois

Cash America Net of Arizona, LLC	Delaware	Arizona Illinois

Cash America Net of California, LLC	Delaware	California Illinois

Cash America Net of Colorado, LLC	Delaware	Colorado Illinois

Cash America Net of Delaware, LLC	Delaware	Illinois

Cash America Net of Florida, LLC	Delaware	Florida Illinois

CashNetUSA of Florida, LLC	Delaware	Florida

Cash America Net of Hawaii, LLC	Delaware	Hawaii Illinois

Cash America Net of Idaho, LLC	Delaware	Idaho Illinois

Cash America Net of Illinois, LLC	Delaware	Illinois

Cash America Net of Indiana, LLC	Delaware	Indiana Illinois

Cash America Net of Iowa, LLC	Delaware	Iowa Illinois

Cash America Net of Kansas, LLC	Delaware	Kansas Illinois

Cash America Net of Kentucky, LLC	Delaware	Kentucky

Cash America Net of Louisiana, LLC	Delaware	Louisiana Illinois

Cash America Net of Maine, LLC	Delaware	Maine

Schedule 1.01 - 3

Subsidiary/Affiliate	Jurisdiction of Incorporation	Qualified to do Business

CashEuroNet UK, LLC	Delaware	United Kingdom

CashNet CSO of Maryland, LLC	Delaware	Maryland

Cash America Net of Michigan, LLC	Delaware	Michigan Illinois

Cash America Net of Minnesota, LLC	Delaware	Nevada

Cash America Net of Mississippi, LLC	Delaware	Mississippi

Cash America Net of Missouri, LLC	Delaware	Missouri Illinois

Cash America Net of Montana, LLC	Delaware	Montana Illinois

Cash America Net of Nebraska, LLC	Delaware	Nebraska

Cash America Net of Nevada, LLC	Delaware	Nevada

Cash America Net of New Hampshire, LLC	Delaware	New Hampshire Illinois

Cash America Net of New Mexico, LLC CashNetUSA CO, LLC CashNetUSA OR, LLC The Check Giant, NM, LLC	Delaware	New Mexico Illinois Colorado Oregon New Mexico

Cash America Net of North Dakota, LLC	Delaware	North Dakota Illinois

Cash America Net of Ohio, LLC	Delaware	Ohio Illinois

Cash America Net of Oklahoma, LLC	Delaware	Oklahoma Illinois

Cash America Net of Oregon, LLC	Delaware	Oregon Illinois

Cash America Net of Rhode Island, LLC	Delaware	Nevada

Cash America Net of South Dakota, LLC	Delaware	South Dakota Illinois

Cash America Net of Texas, LLC	Delaware	Texas Illinois

Cash America Net of Utah, LLC	Delaware	Utah Illinois

Schedule 1.01 - 4

Subsidiary/Affiliate	Jurisdiction of Incorporation	Qualified to do Business

Cash America Net of Virginia, LLC	Delaware	Virginia Illinois

Cash America Net of Washington, LLC	Delaware	Washington Illinois

Cash America Net of Wisconsin, LLC	Delaware	Wisconsin Illinois

Cash America Net of Wyoming, LLC	Delaware	Wyoming Illinois

CashNet of Australia, LLC	Delaware

Primary Cash Holdings, LLC	Delaware	(Pending) Texas California

Schedule 1.01 - 5

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$6,000,000	__________	%
JPMorgan Chase Bank, N.A.	$5,000,000	__________	%
Texas Capital Bank, N.A.	$800,000	__________	%
Bank of Texas, N.A.	$1,000,000	__________	%
Total	$12,800,000.00	100.000000000%

Schedule 2.01

SCHEDULE 5.13

INVESTMENTS

None

Schedule 5.13

SCHEDULE 10.02

DOMESTIC LENDING OFFICES

ADDRESSES FOR NOTICES

CASH AMERICA INTERNATIONAL, INC.

1600 W. 7th Street

Fort Worth, Texas 76102

Attn: David J. Clay, Senior Vice President - Finance

Telephone: 817.570.1724
Facsimile: 817.570.1699
Electronic Mail: dclay@casham.com

With a copy to:

1600 W. 7th Street

Fort Worth, Texas 76102

Attn: J. Curtis Linscott, Executive Vice President, General Counsel & Secretary

Telephone: 817.570.1687
Facsimile: 817.570.1647
Electronic Mail: clinscott@casham.com

Borrower’s Website Address: http://www.cashamerica.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

Administrative Agent’s Office

(for payments and agent information):

Wells Fargo Bank, National Association

1740 Broadway

MAC C7300-034

Denver, CO 80274

Attn: Kevin Rapp

Telephone: 303.863.5415
Facsimile: 303.863.5533
Electronic Mail: Kevin.j.rapp@wellsfargo.com

Account No.: 4000038059
Ref: CASH AMERICA INTERNATIONAL
ABA#: 121000248

Schedule 10.02 - 1

L/C Issuer (STAND-BY L/Cs):

Wells Fargo Bank, National Association

525 Market Street, 25th Floor

MAC A0103-255

San Francisco, CA 94105

Attn: Meggy Lin, Manager

Telephone: 415.396.8358
Facsimile: 415.512.1283
Electronic Mail: limn@wellsfargo.com

Other Notices as Administrative Agent:

Wells Fargo Bank, National Association

1740 Broadway

MAC C7300-034

Denver, CO 80274

Attn: Kevin Rapp

Telephone: 303.863.5415
Facsimile: 303.863.5533
Electronic Mail: Kevin.j.rapp@wellsfargo.com

Other Notices as a Lender:

Wells Fargo Bank, National Association

505 Main Street, Suite 300

Fort Worth, Texas 76102

Attn: Jeffrey D. Bundy

Telephone: 817.334.7093
Facsimile: 817.334-7000
Electronic Mail: jeffrey.d.bundy@wellsfargo.com

JPMORGAN CHASE BANK, N.A.

Domestic Lending Office

JPMorgan Chase Bank

111 Fannin, 10th Floor

Houston, Texas 77002

Account No.: 000103361029
Ref: Texas Diversified Clearing Account
ABA#: 113000609

Schedule 10.02 - 2

Credit Contact

JPMorgan Chase Bank

2200 Ross Avenue, 3rd Floor

Dallas, Texas 75201

Attn: David Howard

Telephone: 214.965.4756
Facsimile: 214.965.2044
Electronic Mail: david.l.howard@jpmorgan.com

Operations Contact

JPMorgan Chase Bank

111 Fannin, 10th Floor

Houston, TX 77002

Attn: Linda Escamilla

Telephone: 713.750.2606
Facsimile: 713.750-2228

BANK OF TEXAS, N.A.

Domestic/LIBOR Lending Office

Bank of Texas, N.A.

5956 Sherry Lane, Suite 1100

Dallas, Texas 75225

Account No.: Credit Texas Loans#1140581210
Account Name: Cash America International, Inc.
Account Number: Final Credit 109795
ABA#: 111014325

Credit Contact and L/C Issuer Contact

Bank of Texas, N.A.

5956 Sherry Lane, Suite 1100

Dallas, Texas 75225

Attn: Alan Morris, Vice President

Telephone: 214.987.8851
Facsimile: 214.987.8892
Electronic Mail: amorris@bankoftexas.com

Schedule 10.02 - 3

Operations Contact

Bank of Texas, N.A.

5956 Sherry Lane, Suite 1100

Dallas, Texas 75225

Attn: Melissa Petree

Telephone: 214.346.3934
Facsimile: 214.987.8892
Electronic Mail: mpetree@bankoftexas.com

TEXAS CAPITAL BANK, N.A.

Domestic/LIBOR Lending Office

Texas Capital Bank, N.A.

500 Throckmorton Street, Suite 300

Fort Worth, Texas 76102

Account No.: 160020
Account Name: Cash America #8038
ABA#: 111017979

Credit Contact and L/C Issuer Contact

Texas Capital Bank, N.A.

500 Throckmorton Street, Suite 300

Fort Worth, TX 76102

Attn: Barry Kromann, Executive Vice President

Telephone: 817.212.8326
Facsimile: 817.212.8349
Electronic Mail: barry.kromann@texascapitalbank.com

Operations Contact

Texas Capital Bank, N.A.

6060 North Central Expressway, Suite 800

Dallas, TX 75206

Attn: Claudia Watkins

Telephone: 972.560.4525
Facsimile: 214.706.6739
Electronic Mail: Claudia.watkins@texascapitalbank.com

Schedule 10.02 - 4

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Letter of Credit Facility, dated as of June 30, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Cash America International, Inc., a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The assignor identified on the signature page hereto (the “Assignor”) and the assignee identified on the signature page hereto (the “Assignee”) agree as follows:

1.(a) Subject to paragraph 11, effective as of the date specified on Schedule 1 hereto (the “Effective Date”), the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, the interest described on Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement.

(b) From and after the Effective Date, (i) the Assignee shall be a party under the Agreement and will have all the rights and obligations of a Lender for all purposes under the Loan Documents to the extent of the Assigned Interest and be bound by the provisions thereof, and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Agreement to the extent of the Assigned Interest. The Assignor and/or the Assignee, as agreed by the Assignor and the Assignee, shall deliver, in immediately available funds, any applicable assignment fee required under Section 10.07(b) of the Agreement.

2. On the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Interest as agreed upon by the Assignor and the Assignee.

3. From and after the Effective Date, the Administrative Agent shall make all payments under the Agreement and the Notes, if any, in respect of the Assigned Interest (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Agreement and such Notes, if any, for periods prior to the Effective Date directly between themselves.

4. The Assignor represents and warrants to the Assignee that:

(a) The Assignor is the legal and beneficial owner of the Assigned Interest, and the Assigned Interest is free and clear of any adverse claim;

(b) the Assigned Interest listed on Schedule 1 accurately and completely sets forth the Outstanding Amount of all Revolving Loans and L/C Obligations relating to the Assigned Interest as of the Effective Date;

Exhibit A - 1

(c) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Assignment and Acceptance, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith; and

(d) this Assignment and Acceptance constitutes the legal, valid and binding obligation of the Assignor.

The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Affiliates or the performance by the Borrower or any of its Affiliates of their respective obligations under the Loan Documents, and assumes no responsibility with respect to any statements, warranties or representations made under or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document other than as expressly set forth above.

5. The Assignee represents and warrants to the Assignor and the Administrative Agent that:

(a) the Assignee has received a copy of the Agreement, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto;

(b) it is an Eligible Assignee;

(c) it has the full power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Assignment and Acceptance, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith;

(d) this Assignment and Acceptance constitutes the legal, valid and binding obligation of the Assignee;

(e) under applicable Laws no tax will be required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to the Assignee hereunder or under any Loan Document, and unless otherwise indicated in the space opposite the Assignee’s signature below, no tax forms described in Section 10.15 of the Agreement are required to be delivered by the Assignee; and

(f) it has obtained and reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance. The Assignee has independently and without reliance upon

Exhibit A - 2

the Assignor or the Administrative Agent and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance. The Assignee will, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement.

6. The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

7. If either the Assignee or the Assignor desires a Note to evidence its Revolving Loans, it shall request the Administrative Agent to procure a Note from the Borrower.

8. The Assignor and the Assignee agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance.

9. This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Assignee shall not assign its rights or obligations hereunder without the prior written consent of the Assignor and any purported assignment, absent such consent, shall be void.

10. This Assignment and Acceptance may be executed by facsimile signatures with the same force and effect as if manually signed and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the state specified in the Section of the Agreement entitled “Governing Law.”

11. The effectiveness of the assignment described herein is subject to:

(a) if such consent is required by the Agreement, receipt by the Assignor and the Assignee of the consent of the Administrative Agent and the L/C Issuer and/or the Borrower to the assignment described herein. By delivering a duly executed and delivered copy of this Assignment and Acceptance to the Administrative Agent, the Assignor and the Assignee hereby request any such required consent and request that the Administrative Agent register the Assignee as a Lender under the Agreement effective as of the Effective Date; and

(b) receipt by the Administrative Agent of (or other arrangements acceptable to the Administrative Agent with respect to) any applicable assignment fee referred to in Section 10.07(b) of the Agreement and any tax forms required by Section 10.15 of the Agreement.

Exhibit A - 3

By signing below, the Administrative Agent agrees to register the Assignee as a Lender under the Agreement, effective as of the Effective Date with respect to the Assigned Interest, and will adjust the registered Pro Rata Share of the Assignor under the Agreement to reflect the assignment of the Assigned Interest.

12. Attached hereto as Schedule 2 is all contact, address, account and other administrative information relating to the Assignee.

Exhibit A - 4

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

Assignor:

[Name of Assignor]

By:
Name:
Title:

Assignee:

☐ Tax forms required by Section 10.15 of the Agreement included	[Name of Assignee]

By:
Name:
Title:

In accordance with and subject to Section 10.07

of the Credit Agreement, the undersigned consent

to the foregoing assignment as of the Effective

Date:

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent and L/C Issuer

By:
Title:

Exhibit A - 5

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

THE ASSIGNED INTEREST

Effective Date:

Assigned Commitment	Amount of outstanding Obligations assigned	Assigned Pro Rata Share
$______	[type] $	_____ %

Exhibit A - 6

SCHEDULE 2 TO ASSIGNMENT AND ACCEPTANCE

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

Exhibit A - 7

EXHIBIT B

GUARANTY

GUARANTY (this “Guaranty”), dated as of June 30, 2008, made by each of the parties listed on the signature pages hereof (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Guarantied Parties referred to below.

W I T N E S S E T H:

WHEREAS, Cash America International, Inc., a Texas corporation (the “Borrower”), has entered into a Letter of Credit Facility, dated as of June 30, 2008, among the Lenders party thereto, and Wells Fargo Bank, National Association, as the Administrative Agent and the L/C Issuer (hereinafter, the “Administrative Agent”) for the Lenders (said Letter of Credit Facility, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement,” and capitalized terms not defined herein but defined therein being used herein as therein defined); and

WHEREAS, the Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantors, and the Guarantors will derive direct and indirect economic benefit from the Letters of Credit issued under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to issue Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty; and

WHEREAS, the Lenders, the Administrative Agent and any Affiliate of any Lender entering into an Affiliated IRP Agreement (provided that such Lender was a Lender at the time such Affiliated IRP Agreement was entered into) with the Borrower or any Affiliate of the Borrower are herein referred to as the “Guarantied Parties”;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to issue Letters of Credit the Guarantors hereby agree as follows:

SECTION 1. Guaranty. The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) all Interest Rate Protection Obligations, (c) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Administrative Agent and the Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (d) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b), (c) and (d) immediately above being herein referred to as the

Exhibit B - 1

“Guarantied Obligations”). Upon failure of the Borrower to pay any of the Guarantied Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement, other Loan Documents and Affiliated IRP Agreements (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any collateral. Notwithstanding anything herein, in any other Loan Document or in any Affiliated IRP Agreement to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 1 would otherwise, taking into account the provisions of Section 10 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 2. Guaranty Absolute. Each Guarantor guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, the other Loan Documents and the Affiliated IRP Agreements, without set-off or counterclaim, and regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of any other Loan Document or any Affiliated IRP Agreement or any other agreement or instrument relating to any Loan Document or any Affiliated IRP Agreement, or avoidance or subordination of any of the Guarantied Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Notes, any of the other Loan Documents or any Affiliated IRP Agreement;

(c) any exchange, release or non-perfection of any Lien on any collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

Exhibit B - 2

(d) the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

(e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document or any Affiliated IRP Agreement;

(f) the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g) any borrowing or grant of a security interest by the Borrower or any other Loan Party, as debtor-in-possession, under any Debtor Relief Law; or

(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Guarantied Obligations.

SECTION 3. Waiver.

(a) Each Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein.

(b) If, in the exercise of any of its rights and remedies, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any

Exhibit B - 3

election of remedies which results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c) In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or under any of the Loan Documents, to the extent not prohibited by Applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

(d) Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, such Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in their sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(f) Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 4. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

Exhibit B - 4

SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.

SECTION 7. No Waiver; Remedies.

(a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law, any of the other Loan Documents or any Affiliated IRP Agreement.

(b) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty or under any of the other Loan Documents or any Affiliated IRP Agreement, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the obligations of each Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guarantied Party shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have.

Exhibit B - 5

SECTION 9. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Release Date, (ii) be binding upon each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Parties and their respective successors, transferees, and permitted assigns. Without limiting the generality of the foregoing clause (iii), each of the Guarantied Parties may assign or otherwise transfer the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.07 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guaranty without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.

SECTION 10. Reimbursement. To the extent that any Guarantor shall be required to repay a portion of the Revolving Loans and L/C Borrowings which shall exceed the greater of (a) the amount of such Revolving Loans and L/C Borrowings actually received by such Guarantor and (b) the amount which such Guarantor would otherwise have paid if such Guarantor had repaid the aggregate amount of such Revolving Loans and L/C Borrowings (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth immediately after the later of the Closing Date or the date such Guarantor becomes a party to this Guaranty bears to the aggregate net worth of the Guarantors (calculated for each Guarantor based on such Guarantor’s net worth immediately after the later of the Closing Date or the date such Guarantor becomes a party to this Guaranty), then such Guarantor, at such Guarantor’s option, shall be reimbursed by the other Guarantors for the amount of such excess, pro rata, based on their respective net worth immediately after the Closing Date or the date such Guarantor becomes a party to this Guaranty, as applicable. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 11. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12. GOVERNING LAW.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Exhibit B - 6

(b) The parties hereto agree that Chapter 346 (other than 346.004) of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to Revolving Loans under this Agreement.

(c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR, THE BORROWER AND EACH GUARANTIED PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE BORROWER AND EACH GUARANTIED PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH GUARANTOR, THE BORROWER AND EACH GUARANTIED PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

SECTION 13. Waiver of Jury Trial. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

Exhibit B - 7

SECTION 16. Miscellaneous. All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

SECTION 17. Subrogation and Subordination.

(a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17(a) is knowingly made in contemplation of such benefits.

(b) Subordination. All debt and other liabilities of the Borrower to any Guarantor (“Borrower Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

(ii) Notwithstanding the provisions of clause (i) above, the Borrower may pay to the Guarantors and the Guarantors may receive and retain from the Borrower payments on the Borrower Debt, provided that the Borrower’s right to pay and the Guarantors’ right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, a Default would occur and be continuing. The Guarantors’ right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, that the Administrative Agent gives notice to the Guarantors of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

Exhibit B - 8

(iii) If any Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Lenders and will immediately deliver such payment to the Administrative Agent; and

(iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law (an “Insolvency Proceeding”), the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the payment in full of the Guarantied Obligations on the Maturity Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

SECTION 18. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether the Borrower is then in default under the Credit Agreement or any Affiliated IRP Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by such Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Highest Lawful Rate. In no event shall any Guarantor be obligated to pay any amount in excess of the Highest Lawful Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Revolving Loans, L/C Borrowings and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Highest Lawful Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest

Exhibit B - 9

throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Highest Lawful Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate.

SECTION 20. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 21. ENTIRE AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 22. Conflicts. If in the event of a conflict between the terms and conditions of this Guaranty and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

SECTION 23. Taxes.

(a) Any and all payments by any Guarantor to or for the account of any Guarantied Party under this Guaranty, any other Loan Document or any Affiliated IRP Agreement shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of any Guarantied Party, taxes imposed on or measured by its net income, and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the Laws of which such Guarantied Party is organized or maintains a lending office or any other jurisdictions in which such Guarantied Party transacts business (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under this Guaranty or any other Loan Document to any Guarantied Party, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Guarantied Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Guarantied Party) the original or a certified copy of a receipt evidencing payment thereof.

Exhibit B - 10

(b) If any Guarantor shall be required to deduct or pay any Taxes from or in respect of any sum payable under this Guaranty, any other Loan Document or any Affiliated IRP Agreement to any Guarantied Party, such Guarantor shall also pay to the Administrative Agent (for the account of such Guarantied Party) or to such Guarantied Party, at the time interest on the Obligations is paid, such additional amount that such Guarantied Party specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Guarantied Party would have received if such Taxes had not been imposed.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

Exhibit B - 11

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

CORPORATE GUARANTORS

Bronco Pawn & Gun, Inc.

Cash America Advance, Inc.

Cash America Financial Services, Inc.

Cash America Franchising, Inc.

Cash America Holding, Inc.

Cash America, Inc.

Cash America, Inc. of Alabama

Cash America, Inc. of Alaska

Cash America, Inc. of Colorado

Cash America, Inc. of Illinois

Cash America, Inc. of Indiana

Cash America, Inc. of Kentucky

Cash America, Inc. of Louisiana

Cash America of Missouri, Inc.

Cash America, Inc. of Nevada

Cash America, Inc. of North Carolina

Cash America, Inc. of Oklahoma

Cash America, Inc. of South Carolina

Cash America, Inc. of Tennessee

Cash America, Inc. of Utah

Cash America, Inc. of Virginia

Cash America Pawn, Inc. of Ohio

Cashland Financial Services, Inc.

Doc Holliday’s Pawnbrokers & Jewellers, Inc.

Express Cash International Corporation

Florida Cash America, Inc.

Gamecock Pawn & Gun, Inc.

Georgia Cash America, Inc.

Hornet Pawn & Gun, Inc.

Longhorn Pawn and Gun, Inc.

Ohio Neighborhood Finance, Inc.

Mr. Payroll Corporation

RATI Holding, Inc.

Tiger Pawn & Gun, Inc.

Uptown City Pawners, Inc.

Vincent’s Jewelers and Loan, Inc.

David J. Clay, Senior Vice President for all Corporate Guarantors (other than Cash America, Inc. of North Carolina) and Vice President of Cash America, Inc. of North Carolina

Exhibit B - 12

PARTNERSHIP GUARANTORS

Cash America Management, L.P. Cash America Pawn, L.P.

By:	Cash America Holding, Inc., the General Partner for each Partnership Guarantor

By:
David J. Clay, Senior Vice President

Exhibit B - 13

LLC GUARANTORS

Cash America Net Holdings, LLC Primary Cash Holdings, LLC

By:
David J. Clay, Senior Vice President

Cash America Net of Alabama, LLC

Cash America Net of Alaska, LLC

Cash America Net of Arizona, LLC

Cash America Net of California, LLC

Cash America Net of Colorado, LLC

Cash America Net of Delaware, LLC

Cash America Net of Florida, LLC

CashNetUSA of Florida, LLC

Cash America Net of Hawaii, LLC

Cash America Net of Idaho, LLC

Cash America Net of Illinois, LLC

Cash America Net of Indiana, LLC

Cash America Net of Iowa, LLC

Cash America Net of Kansas, LLC

Cash America Net of Kentucky, LLC

Cash America Net of Louisiana, LLC

Cash America Net of Maine, LLC

CashNet CSO of Maryland, LLC

Cash America Net of Michigan, LLC

Cash America Net of Minnesota, LLC

Cash America Net of Mississippi, LLC

Cash America Net of Missouri, LLC

Cash America Net of Montana, LLC

Cash America Net of Nebraska, LLC

Cash America Net of Nevada, LLC

Cash America Net of New Hampshire, LLC

Cash America Net of New Mexico, LLC

CashNetUSA CO, LLC

CashNetUSA OR, LLC

The Check Giant NM, LLC

Cash America Net of North Dakota, LLC

Cash America Net of Ohio, LLC

Cash America Net of Oklahoma, LLC

Cash America Net of Oregon, LLC

Cash America Net of Rhode Island, LLC

Cash America Net of South Dakota, LLC

Cash America Net of Texas, LLC

Cash America Net of Utah, LLC

Exhibit B - 14

Cash America Net of Virginia, LLC

Cash America Net of Washington, LLC

Cash America Net of Wisconsin, LLC

Cash America Net of Wyoming, LLC

CashNet of Australia, LLC

By:	CASH AMERICA NET HOLDINGS, LLC
Sole Member of each of the above-named Limited Liability Companies

By:
David J. Clay
Senior Vice President of Sole Member

Exhibit B - 15

EXHIBIT C

FORM OF OFFICER’S CERTIFICATE

To:	Wells Fargo Bank, National Association, as Administrative Agent under the Agreement defined below

Ladies and Gentlemen:

Reference is made to that certain Letter of Credit Facility, dated as of June 30, 2008 (as amended, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Cash America International, Inc. (the “Borrower”), the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative agent, and the L/C Issuer.

The undersigned,                 , chief executive officer of the Borrower, hereby certifies as of the date hereof that (a) he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and (b) to the best of his knowledge after due inquiry and investigation, each Loan Party is in compliance with all Laws (including, without limitation, all federal and state registrations required by any anti-money laundering Laws), except to the extent that the failure to do so could not, individually or in the aggregate, be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,             .

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit C - 1